Exhibit 10.5

Exclusive Distribution Agreement

This Exclusive Distribution Agreement (this “Agreement”), dated as of July 30, 2018 (the “Effective Date”), is entered into between Healthier Choices Management Corp., a Delaware corporation, or its assigned wholly owned subsidiary (“Seller”), and MJ Holdings Inc., a Nevada corporation, or its approved designee or any wholly owned subsidiary (“Distributor”, and together with Seller, the “Parties”, and each, a “Party”).

WHEREAS, Seller is in the business of designing, and selling the Goods (as defined in Schedule 1);

WHEREAS, Distributor is in the business of marketing and reselling Goods (as defined in Section 1) that contain Distributor’s [marijuana concentrate]; and

WHEREAS, Seller desires to appoint Distributor as its exclusive distributor to resell the Goods to customers located in the Territory (as defined below), and Distributor desires to accept such appointment, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Appointment.

1.1 Exclusive Appointment. Contingent upon payment for an initial Purchase Order (as defined in Section 4.1) for Goods in an amount of at least $2,000,000 (the “Initial Order”), Seller appoints Distributor as its exclusive distributor of the Goods within the State of Nevada (“Territory”) during the Term, and Distributor accepts such appointment. Distributor shall not directly or indirectly market, advertise, promote, sell or distribute the Goods to any person located outside the Territory, including selling or distributing the Goods to any person for ultimate resale to persons outside the Territory. Notwithstanding the above, Seller may, directly or through distributors, market, advertise, promote, sell or distribute the Goods in the Territory to the excluded accounts set out in Schedule 1 (“Excluded Accounts”); provided, however, that, during the Term, Seller shall pay Distributor 5% of the gross sales for any Goods sold to the Excluded Accounts for resale in the Territory.

1.2 No Right to Appoint Sub-distributors. Distributor shall not appoint any sub-distributor or other person or entity to sell or distribute the Goods, without the prior written approval of Seller, said approval to not be unreasonably withheld. It is understood that for the purposes of this Agreement Focus Distribution, LLC is an approved sub-distributor.

1.3 Seller hereby avers that the The Vape Store, Inc. is a wholly owned subsidiary of the Seller and that Seller has the right to license the Goods and any Trademarks attached thereto as described in Schedule 1 (the “Trademarks”) to Distributor.

2. Promotion, Marketing and Accounting. Distributor shall:

2.1 market, advertise, promote and sell the Goods in the Territory in a manner that reflects favorably on the Goods and the good name, goodwill and reputation of Seller that is consistent with good business practices. Distributor shall utilize its best efforts to maximize the sales volume of the Goods. Notwithstanding the foregoing Distributor shall not violate any local or state laws regarding the marketing or advertising of the Goods;

2.2 purchase and maintain at all times a representative quantity of each of the Goods sufficient for the anticipated demand in the Territory;

2.3 have sufficient knowledge of the cannabis industry and of any products competitive to the Goods (including specifications, features, and benefits) so as to be able to reasonably explain the Goods to the end user as follows:

(a) the material differences between the Goods and competing products; and

(b) provide information on the use of and features of the Goods; and

2.4 develop a comprehensive marketing plan to assist in the fulfillment of its obligations under this Agreement;

2.5 not make any materially misleading or untrue statements concerning Seller or the Goods, including any product disparagement or “bait-and-switch” practices;

2.6 promptly notify Seller of any complaint or adverse claim about any of the Goods or its use of which Distributor becomes expressly aware;

2.7 provide quarterly sales and inventory reports on or before the fifteenth day after the close of any quarter in a format reasonably acceptable to Seller.

2.8 not resell Goods to any federal, state, local or foreign government or political subdivision or agency thereof, without express written approval from Seller.

3. Agreement to Purchase and Sell Goods.

3.1 Terms of Sale; Orders. Seller shall make available and sell Goods to Distributor at the prices under Section 3.2 and on the terms and conditions set out in this Agreement.

3.2 Price. The prices for Goods sold under this Agreement shall be as per Schedule 1.

(a) All prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement.

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(b) Distributor is responsible for all charges, costs, and taxes; provided, that, Distributor is not responsible for any taxes imposed on, or regarding, Seller’s income, revenues, gross receipts, personnel or real or personal property or other assets.

3.3 Payment Terms. Distributor shall pay all properly invoiced amounts due to Seller as follows: 50% shall be payable upon acceptance by Seller of any Purchase Order and the remaining 50% shall be paid within thirty (30) days of receipt of the Goods by Distributor. Notwithstanding the foregoing Seller hereby grants a two (2%) percent discount to Distributor for invoices paid within ten (10) days of receipt of Goods by Distributor. Payment of invoices will not be deemed acceptance of the Goods or waive any rights Distributor may have under Section 6.3. Distributor shall make all payments in US dollars by check, wire transfer, or automated clearing house (“ACH”).

3.4 Initial Order. Upon execution of this Agreement, with respect to the Initial Order, Distributor shall deliver to Wells Fargo Bank, N.A. the irrevocable instruction letter attached as Exhibit A hereto. Distributor represents and warrants that Wells Fargo Bank, N.A. is the only financial institution that provides to Distributor banking services and agrees to not seek banking services from any other financial institution until it has made the payment for the Initial Order.

3.5 Initial Order Payment. Payment for the Initial Order shall be made by Distributor to the Seller within two (2) business days after receipt by the Distributor of the Capital Raise described in Section 9.2(a) hereinbelow.

4. Orders Procedure.

4.1 Purchase Orders. Distributor shall issue all purchase orders (“Purchase Order(s)”) to Seller in written form in such a manner as prescribed by Seller. By placing an order, Distributor makes an offer to purchase Goods under the terms and conditions of this Agreement and the following commercial terms listed in the purchase order (“Purchase Order Transaction Terms”), and on no other terms: (a) a clear description of the Goods to be purchased; (b) the quantity of each of the Goods ordered; and (c) the desired delivery date. Except as regards to the Purchase Order Transaction Terms, any variations made to any terms and/or conditions of this Agreement by Distributor in any Purchase Order shall be void and shall have no effect on the provisions or enforcement of this Agreement. Seller may charge Distributor its then standard small order handling charge for any Purchase Order requiring Seller to ship Goods in less than its standard box-lot quantities. Except as otherwise set forth herein, Distributor shall submit to Seller a non-refundable payment equal to 50% of any Purchase Order that is accepted by Seller within three (3) business days of receiving acceptance of such Purchase Order by Seller. In the event a Purchase Order is cancelled by the Distributor after acceptance by the Seller, then any payments made hereunder shall be retained by the Seller and only a the pro-rata portion of the Purchase Order equal to the payment amount shall be delivered; provided that no Purchase Order for White Label Goods shall be cancellable. “White Label Goods” shall mean any products that have been rebranded or repackaged to appear as if it had been made by a third-party other than Seller. In the event such payment is not received by Seller within three (3) business days of the acceptance of Distributor’s Purchase Order, then said Purchase Order will be deemed canceled.

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4.2 Acceptance and Rejection of Purchase Orders. Seller may, in its sole discretion, accept or reject any Purchase Order. Seller may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, or other manner acceptable to the parties) or by delivering the Goods, whichever occurs first. If Seller does not accept the Purchase Order under the terms of this Section 4.2 within five days of Seller’s receipt of the Purchase Order, the Purchase Order will be deemed rejected. No Purchase Order is binding on Seller unless accepted by Seller as provided in this Agreement. Seller may without liability or penalty, cancel any Purchase Order placed by Distributor and accepted by Seller, in whole or in part: if Seller determines that Distributor is in violation of its payment obligations hereunder or is in material breach of this Agreement. Distributor May rescind any Purchase Order submitted hereunder prior to acceptance by Seller.

4.3 Any disputes or disagreements in regards to this Section 4 of this Agreement shall be governed by Article 2 of the Uniform Commercial Code.

5. Minimum Purchase Obligation. During any Renewal Term, the Minimum Order shall be reduced to $500,000 per month; provided, however that at the end of the Initial Term the Parties shall, collectively, review the previous twelve month period sales and in good faith determine the appropriate Minimum Order for that Renewal Term. Thereafter, Distributor shall purchase sufficient quantities of Goods to meet the minimum purchase obligation for each year of this Agreement as specified in Schedule 1 (“Minimum Purchase Obligation”). If Distributor fails to achieve the Minimum Purchase Obligation, Seller may:

(a) terminate this Agreement pursuant to Section 9.2(c)(vi) and/or

(b) Or elect not renew this Agreement under Section 9.1.

6. Shipment and Delivery.

6.1 Shipment and Delivery Requirements. Unless otherwise expressly agreed to by the Parties, Seller shall deliver the Goods to _________ (the “Delivery Point”), using Seller’s or manufacturer’s standard methods for packaging and shipping the Goods. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods, each of which constitutes a separate sale, and Distributor shall pay for the units shipped in accordance with the payment terms specified in Section 3.3 whether such shipment is in whole or partial fulfillment of a Purchase Order. Any time quoted for delivery is an estimate only.

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6.2 Title and Risk of Loss; Purchase Money Security Interest. Title and risk of loss passes to Distributor upon delivery of the Goods at the Delivery Point.

6.3 Acceptance of Goods. Distributor shall inspect Goods received under this Agreement. On the third day after delivery of the Goods, Distributor shall be deemed to have accepted the Goods unless it earlier notifies Seller in writing and furnishes written evidence or other documentation as reasonably required by Seller that the Goods:

(a) are damaged or defective; or

(b) were delivered to Distributor as a result of Seller’s error.

If Distributor notifies Seller pursuant to this Section 6.3, then Seller shall determine, in its sole discretion, whether to repair or replace the Goods or refund the price for the Goods, together with all shipping expenses incurred by Distributor in connection therewith.

Distributor shall ship at Seller’s expense, all goods to be returned, repaired or replaced under this Section 6.3 to Seller’s facility located at Hollywood, Florida, or any other location as specified by Seller. If Seller exercises its option to replace the Goods, Seller shall, after receiving Distributor’s shipment of the Goods under this provision, 15 days to inspect such Goods. Except with respect to customer returns as set forth below, within 30 days after inspection has been completed, the Seller shall ship to Distributor, at Seller’s expense, the replaced Goods to the Delivery Point. Distributor acknowledges and agrees that the remedies set out in this Section 6.3 are its exclusive remedies, subject to Distributor’s rights under Section 12 regarding any Goods for which Distributor has accepted delivery under this Section 6.3. In addition, insofar as some defects in packaged electronics may be undetectable from the initial inspection, Seller agrees to replace defective Goods returned to Distributor by its customers within 90 days from the time of purchase of such customer; provided, however, that this provision shall not include coils, which are a disposable and replaceable part unless such coil is alleged to have failed upon initial use.

Except as provided under this Section 6.3 and Section 12, all sales of Goods to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Goods purchased under this Agreement.

7. Seller’s Trademark License Grant. Subject to the terms and conditions of this Agreement, Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license in the Territory during the Term solely on or in connection with the promotion, advertising, and resale of the Goods in accordance with the terms and conditions of this Agreement to use all Seller’s trademarks set forth on Schedule 1, whether registered or unregistered, including the listed registrations and applications and any registrations, which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon Seller request, Distributor shall promptly discontinue the display or use of any trademark or change the manner in which it is displayed or used with regard to the Goods. Upon expiration or earlier termination of this Agreement, Distributor’s rights under this Section 7 shall cease immediately. Other than the express licenses granted by this Section 7, Seller grants no right or license to Distributor, by implication, estoppel or otherwise, to the Goods or any intellectual property rights of Seller or its affiliates.

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8. Resale Prices. The list of goods in Schedule 1 sets out Seller’s suggested resale prices for the Goods. These are suggested prices that Seller believes accurately reflect the relative market for the Goods based on features, technology, and comparative competitive products. Notwithstanding the foregoing, Distributor shall solely establish resale or advertised prices and Seller retains no control over Distributor’s advertised prices.

9. Term; Termination.

9.1 Term. The term of this Agreement commences on the Effective Date and terminates on the first anniversary of the date hereof, and shall thereafter renew for additional successive one year terms unless and until either Party provides notice of nonrenewal at least 30 days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (the “Term”). If either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term

9.2 Termination Rights. Either Party may terminate this Agreement upon notice to the other Party:

(a) It being understood by the Parties hereto that the closing of the transaction contemplated herein is predicated upon receipt by the Distributor of $2,500,000 in additional capital (the “Capital Raise”). Should Distributor be unable to consummate the Capital Raise prior to August 31, 2018 then either Seller or Distributor may terminate this Agreement pursuant to the Notice provisions in Section 18 herein.

(b) except as otherwise specifically provided under this Section 9.2 if the other Party is in material breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within 45 days following the other Party’s receipt of notice of such breach;

(c) the Distributor does not meet the requirements of Section 5(a);

(d) if the other Party:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

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(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 9.1 is effective on receipt of notice of termination.

9.3 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) All related Purchase Orders are automatically terminated; and

(b) Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information.

9.4 Post-Term Resale. On the expiration or earlier termination of this Agreement, except for termination by Seller under Section 9.2(a), Distributor may, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Goods for a period of six months following the last day of the Term (“Post-Term Resale Period”).

10. Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, product pricing, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving party at the time of disclosure; or (c) rightfully obtained by receiving party on a non-confidential basis from a third party.

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party’s employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving party shall promptly return to the disclosing party all copies, whether in written, electronic or other form or media, of the disclosing party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed.

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11. Compliance with Laws. Distributor is in compliance with and shall comply with all applicable laws, regulations and ordinances. Distributor has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

12. Limited Product Warranty and Disclaimer

12.1 Limited Product Warranty. Seller warrants that the Goods (with the exception of the disposable and replaceable coils as provided in Section 6.3) are free from defects in material and workmanship under normal use for 3 months. The term for such warranties shall begin upon receipt of the Good by Distributor’s customer. Distributor or its customer shall promptly notify Seller of any known warranty claims and shall cooperate in the investigation of such claims. If any Good is proven to not conform with this warranty during the applicable warranty period, Seller shall, at its exclusive option, either repair or replace the Good or refund the purchase price paid by Distributor for each non-conforming Good.

Seller shall have no obligation under the warranty set forth above if Distributor or its customer:

(a) fails to notify Seller in writing during the warranty period of a non-conformity; or

(b) uses, misuses, or neglects the Good in a manner inconsistent with the Good’s specifications or use or maintenance directions, modifies the Good, or improperly installs, handles or maintains the Good.

Except as explicitly authorized in this Agreement or in a separate written agreement with Seller, Distributor shall not service, repair, modify, alter, replace, reverse engineer or otherwise change the Goods it sells to its customers. Notwithstanding the foregoing, Seller may, in its sole discretion, provide Distributor with a supply of replacement coils that Distributor may give to customers to resolve return issues at the point of sale. Distributor shall not provide its own warranty regarding any Good.

12.2 DISCLAIMER. EXCEPT FOR THE WARRANTIES SET OUT UNDER THIS SECTION 12, NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR’S OR ITS CUSTOMERS’ BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; OR (iv) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

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13. Indemnification.

(a) Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend Seller and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Seller Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or Seller arising out of or occurring in connection with: (a) Distributor’s acts or omissions as Distributor of the Goods, including negligence, willful misconduct or breach of this Agreement; (b) Distributor’s advertising or representations that warrant performance of Goods beyond that provided by Seller’s written warranty or based upon Distributor’s business or trade practices; (c) any failure by Distributor or its personnel to comply with any applicable laws; or (d) allegations that Distributor breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

(b) Subject to the terms and conditions of this Agreement, Seller shall indemnify, hold harmless, and defend Distributor and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Distributor Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement. Seller shall incur any costs of pursuing any insurance providers relating to any claim of a third party or Distributor arising out of or occurring in connection with: (a) Seller’s acts or omissions as manufacturer of the Goods, including negligence, willful misconduct or breach of this Agreement; (b) any failure by Seller or its personnel to comply with any applicable laws.

14. Limitation of Liability. IN NO EVENT SHALL SELLER OR ANY OF ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO DISTRIBUTOR OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. ABSENT FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SELLER UNDER THIS AGREEMENT IN THE TWELVE-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

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15. Insurance. For a period of five years after the Effective Date, Distributor shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with limits no less than $1,000,000 for each occurrence and $2,000,000 in the aggregate with financially sound and reputable insurers. Upon Seller’s request, Distributor shall provide Seller with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 15, and shall not do anything to invalidate such insurance. The certificate of insurance shall name Seller as an additional insured. Distributor shall provide Seller with five days’ advance written notice in the event of a cancellation or material change in Seller’s insurance policy. Except where prohibited by law, Distributor shall require its insurer to waive all rights of subrogation against Seller’s insurers and Seller or the Seller Indemnified Parties.

16. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing pursuant to Section 18.

17. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of 12 months after such expiration or termination; and (b) Section 10 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for period of 24 months after such expiration or termination.

18. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 20). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section 20.

Notice to Distributor:	3275 South Jones Blvd., Suite 104 Las Vegas, NV 89146 Attention: _________

Notice to Seller:	3800 N 28th Way, #1 Hollywood, FL 33020 Attention: Jeffrey Holman, CEO

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19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

21. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

22. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Despite the previous sentence, the parties intend that Distributor’s remedies under Section 12 are the Distributor’s exclusive remedy for the events specified therein.

23. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Despite the previous sentence, the parties intend that Distributor’s remedies under Section 12 are the Distributor’s exclusive remedy for the events specified therein.

24. Assignment. Neither Party may assign any of its rights or delegate any of its responsibilities under this Agreement without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of this Section 23 shall be null and void.

25. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

26. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 13 with the right to enforce such Section 13.

27. Choice of Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto are governed by, and construed in accordance with, the laws of the State of Nevada, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.

28. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, in any forum other than United States District Court for the Southern District of Nevada or, if such court does not have subject matter jurisdiction, the courts of the State of Nevada sitting in Clark County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in United States District Court for the Southern District of Nevada or, if such court does not have subject matter jurisdiction, the courts of the State of Nevada sitting in Clark County . Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

29. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, or appendices attached to this Agreement, or the transactions contemplated hereby.

30. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 18, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

31. Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. Notwithstanding the above, no failure by Distributor to make payment of any amounts owed under this Agreement is excused by reason of any Force Majeure Event.

32. Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEALTHIER CHOICES MANAGEMENT CORP.

By:	/s/ Jeffrey E. Holman
Name: Jeffrey E. Holman
Title: Chief Executive Officer

MJ HOLDINGS INC.

By:	/s/ Paris Balaouras
Name: Paris Balaouras
Title: Chief Executive Officer

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